For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

                   FIRST KEYSTONE ANNOUNCES 8% INCREASE IN
                     SECOND QUARTER EARNINGS

Berwick, Pennsylvania   July 28, 2003 - First Keystone
Corporation (OTC BB: FKYS), parent company of The First National Bank of Berwick, reported net income of $1,857,000 for the quarter ending June 30, 2003, as compared to $1,719,000 for the second quarter of 2002, an increase of 8.0%. For the six months ending June 30, 2003, net income was $3,635,000 as compared to $3,391,000 for the first half of 2002, an increase of 7.2%.

Earnings per share increased to $1.23 for the six months ending June 30, 2003, an increase of 7.9% over the $1.14 reported in the first half of 2002. Annualized return on assets and return on equity were 1.62% and 14.10%, respectively, for the first half of 2003.

The increase in net income as of June 30, 2003, was largely the result of a 68.8% increase in non-interest income over 2002 since net interest income declined $227,000 or 3.0% in the first half of 2003. A decrease in the net-interest margin reduced net interest income in 2003 as asset yields declined more than liability costs in the continued low interest rate environment.

Total assets increased to $464,350,000 as of June 30, 2003, an increase of 12.6% over 2002. Total deposits increased to $352,138,000, an increase of 14.2% over 2002. Equity capital remained very strong at $53,232,000 as of June 30, 2003.

The First National Bank of Berwick, an independently owned community bank since 1864, now operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Legg Mason Wood Walker, Inc., 800-888-6673; Janney Montgomery Scott, Inc., 800-526-6397;
Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928; Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.



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